                      EMPLOYMENT AGREEMENT AND INCENTIVE
                               COMPENSATION PLAN



           This Employment Agreement and Incentive Compensation Plan ("Agreement") is made as of the 1st day of September, 1995, between Details, Inc., a California corporation ("Details"), and TERRY L. WRIGHT ("Employee") with respect to the following recitals of facts:

                                R E C I T A L S

           A. Details is an electronics component manufacturer engaged in the business of quick turn-around production of high quality multilayer printed circuit boards for production prototype applications and for urgently needed assembly operations in the electronics industry.

           B. Employee is presently an employee of Details who has been appointed to the position of Vice President - Engineering.

           C. Details and Employee entered into an Employee Incentive Compensation Plan on December 12, 1994, with respect to the calendar year 1995 providing for a Base Salary and Additional Compensation to be paid to Employee quarterly during such year, provided that employment has not theretofor been terminated ("1995 Plan").

           D. Details and Employee desire by this Agreement to provide for the terms of employment, an exclusive employment obligation, and a plan of compensation for employee for the three year period following the expiration of the 1995 Plan, and to amend the 1995 Plan as hereafter set forth.

           NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions hereinafter set forth, the parties agree as follows:

           1. EMPLOYMENT OF EMPLOYEE. On and subject to the terms and conditions hereinafter set forth, Details hereby offers to Employee and Employee hereby accepts employment with Details as Vice President - Engineering.

           2. TERM. This Agreement shall cover the term commencing on September 1, 1995 and ending on December 31, 1998.

           3. COMPENSATION. The compensation payable to Employee under this Agreement during the term hereof shall be as follows:

                 A. Compensation for Period from September 1, 1995 through December 31, 1995. During the remainder of the term of the 1995 Plan, Employee shall continue to receive the Base Salary and Additional Compensation as therein provided.

                 B. Compensation for Period from January 1, 1996 through December 31, 1998.

                       (i)   The Base Salary for each Year shall be as follows:

                 Year                       Base Salary
                 ----                       -----------
                 1996                        $125,000
                 1997                        $140,000
                 1998                        $155,000

                       (ii) Additional Compensation for each calendar month while an employee of Details commencing with the month of January, 1996, if the Gross Profit of Details from such month shall exceed the applicable Minimum Gross Profit set forth below. "Gross Profit" in any month shall constitute the amount identified as such on Detail's regularly prepared Statement of Income for such month on a basis consistent with that in effect on the date hereof, except that the Gross Profit so reflected shall be subject to the adjustments in subsection D below in determining Additional Compensation.

                                               Minimum
                 Year                       Gross Profit
                 ----                       ------------
                 1996                        $1,000,000
                 1997                        $1,250,000
                 1998                        $1,500,000

           (iii) Subject to the maximums set forth in clause (iv) below, Additional Compensation shall be determined by applying the following percentages to the excess, in any month, of Gross Profit over Minimum Gross
Profit:

        AMOUNT OF EXCESS                 PERCENTAGE
        Up to $100,000                     1/2%
     Over $100,000 to $200,000             1%
     Over $200,000                         1 1/2%

     For example, if the Gross Profit in the month of February, 1997 was $2,000,000, the Additional Compensation for such month would be $9,750 (determined by deducting from the Gross Profit of $2,000,000, the Minimum Gross Profit of $1,250,000 applicable to such month, and applying the above percentages to such $750,000 excess, i.e., 1/2% to the first $100,000, 1% to the second $100,000 and 1 1/2% to the remaining $550,000.

           (iv) The maximum Additional Compensation for years commencing in 1996 shall be as follows:


                             Maximum Additional
                 Year          Compensation
                 ----        ------------------
                 1996           $ 75,000
                 1997           $ 85,000
                 1998           $105,000

           C. Employee shall be paid Additional Compensation on a quarterly basis, and subject to the usual deductions, in the same manner as is provided in the 1995 Plan.

           D. For purposes of determining the Additional Compensation in each month, the Gross Profit actually achieved in such month shall be adjusted as follows:

                 (i) In each Month in which the Minimum Gross Profit is not achieved ("Deficient Month"), the deficiency shall be offset against the amount by which the Gross Profit actually achieved in each subsequent month exceeds the applicable Minimum Gross Profit for such subsequent month, until the deficiency arising from the Deficient Month is fully offset.

                    (ii) In each Month in which, in connection with enforcement of any fire or building and safety law, environmental or toxics control law, wage and hour law or other employee compensation or benefit law, occupational safety or health law, or other law regulating production or other operations, Details shall be assessed a fine, penalty or other charge by any governmental agency, or is ordered to pay additional compensation to any employee, or is ordered to pay any amount to a third party, or shall expend fees or costs for legal or other services to defend against any such action or proceeding by any governmental agency, the aggregate amount of such expenses shall reduce the Gross Profit actually achieved for such Month, and in the event that such adjustment creates or adds to a Deficient Month, the provisions of the preceding clause (ii) above relating to offsets in subsequent Months shall also be applicable. In the event that the Board of Directors had been apprised by any officer of the need to appropriate funds in order to prevent the imposition of such fine, penalty or other charge, or additional compensation, or amount ordered to be paid to a third party, in a writing delivered to the Board members in sufficient time to hold a board meeting, appropriate funds and effect compliance with such law, and the Board shall fail to do so, then the adjustment to Gross Profit in this clause (ii) shall not apply in such circumstance.

               E. For purposes of determining Additional Compensation in any month, the amount thereof otherwise payable shall be further reduced by the following percentages:

                    (i) In any month in which engineering errors shall necessitate materials, whether partially or fully processed, to be scrapped, a percentage equal to one thousandth of the cost of such scrap (labor and materials expended as determined by Details). For example, if such scrap is $34,000, the percentage reduction shall be 34%.

                    (ii) In any month in which engineering errors cause returns by customers of products shipped, a percentage equal to one thousandth of the dollar amount of such returns (as determined by Details) in excess of the following allowances:


                               INVOICED PRICE OF
                            SHIPMENTS DURING MONTH             ALLOWANCE
                          RETURN PRODUCT WAS SHIPPED
                               Up to $4,000,000                  $5,000
                           $4,000,000 to  $4,999,999             $6,000
                           $5,000,000 to  $6,999,999             $7,000
                           $7,000,000 to  $8,999,999             $8,000
                           $9,000,000 to $10,999,999             $9,000
                           $11,000,000 and over                 $10,000

For example, if customers return products invoiced at a total of $34,000 in a month in which $7,400,000 is shipped, the percentage reduction shall be 26% (34,000 less allowance of 8,000, divided by 1,000).

               F. In addition to the foregoing, the Board of Directors, may, in its sole and exclusive discretion, grant an additional bonus to Employee.

          4. GENERAL OBLIGATIONS OF EMPLOYEE. During the term hereof, employee shall:

               A. Devote his full employment energies, interest, abilities, time and attention to the performance of his obligations hereunder, and shall not, without the written consent of the Chairman and/or Chief Executive Officer of Details, render any service of any kind to a third party for compensation.

               B. Not engage in any activity which conflict with or interferes with the performance of his duties hereunder, whether or not for compensation.

               C. Provide his exclusive loyalty to Details, with a view toward maintaining the highest quality standards, improving profitability through cost controls, increasing revenues consistent with holding margins, assuring compliance with applicable laws, sustaining employee morale, and assuring equipment is maintained in its best operating condition.

          5. SPECIFIC DUTIES OF EMPLOYEE. Subject at all times to the direction of the Board of Directors and the approval of the Chairman and/or Chief Executive Officer, employee shall:

               A. Implement and oversee engineering
functions, including, without limitation, coordination of recruiting, training and continuing education of engineering personnel, coordinating all engineering activities, implementation and maintenance of quality assurance standards, interfacing with subordinate managers and personnel, customers and with the Vice President, Sales, and the President, to assure customer requirements are satisfied.

               B. Coordinate accurate and complete reporting of all material information engineering functions of Details with the President, including without limitation, all information necessary for planning relating to projected requirements for capital equipment expenditures and personnel requirements.

               C. Maintain controls over engineering operations to assure continuous fiscal integrity and profitability.

               D. Maintain continuous compliance with applicable laws and regulations relating assigned requirements.

               E. Implement policies to continuously discover and correct deficiencies as required from time to time to assure full compliance with law, first quality effort and results by subordinate personnel and representatives, and proper internal reporting and communications.

               F. Represent and continuously promote the interests of Details in all customers communications, and with all subordinate personnel.

               G. Implement policies to maintain proper morale of personnel, adequacy of staffing, proper budgeting for current engineering and operations activities.

               H. Coordinate with subordinate executives, managers and supervisors to assure smooth implementation of corporate plans and objectives.

               I. Perform such other reasonable tasks and functions as directed by the Chairman and Chief Executive Officer of Details.

          6.   CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT.

               A. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Employee now possesses and will obtain "Confidential Information", which is all information disclosed or obtained in connection with employment with Details, (i) which has been created, discovered, developed or otherwise become known to Details, its customers, or suppliers, and/or in which proprietary rights have been assigned or otherwise provided to Details, and (ii) which has commercial value in the businesses in which Details and its customers and suppliers are engaged. Employee agrees that all Confidential Information is a valuable property and asset of Details, and Details shall be the sole owner of all patents, trademarks, copyrights, trade secrets, and other proprietary rights arising therefrom. Employee shall at all times, during and after employment maintain the confidentiality of Confidential Information, and not use or disclose same other than (a) for a purpose connected with Employee's obligations to Details under this agreement, or (b) with the written consent of the Chairman and Chief Executive Officer of Details.


                    (i) The following are examples of Confidential Information, but not an exclusive listing: information relating to trade secrets, processes, customer lists, structures, formulas, data, know-how, techniques, marking plans, manufacturing methods, strategies, forecasts, products, equipment utilization, software and financial data.

                    (ii) Notwithstanding the foregoing, Confidential Information does not include information (a) generally available to the public,
(b) contained in an issued patent, or (c) generally known to persons in the printed circuit board business.

               B. INVENTION AND PROPRIETARY RIGHTS ASSIGNMENT. Employees hereby irrevocable grants and assigns to Details for its sole use and benefit all Proprietary Rights, being trade or service marks, designs, logos, inventions, trade secrets, improvements, technical information and suggestions regarding Details business and operations, which Employee may have heretofor developed or acquired during his employment with Details, or which may hereafter be developed or acquired during the term hereof, together with all applications, trademark, patents, copyrights (including future copyrights pursuant to

Section 37 of the Copyright Act of 1986 and any amendment or successor provision thereto) related thereto and to any improvements thereon. To carry out these obligations, Employee shall during the term hereof and at any time thereafter:

                    (i) Assure that Details has received prompt and full disclosures of all such Proprietary Rights.

                    (ii) Execute and deliver on demand such applications, assignments, descriptions and other instruments (prepared at Details' expense) relating to Proprietary Rights as Details shall reasonably request to enable proper documentation and registrations of its right hereunder.

                    (iii) Assist Details, at Details expense, in connection with preparing and prosecuting applications relating to Proprietary Rights, and in connection with otherwise securing and/or defending its Proprietary Rights, including by way of litigation.

          7. EXCLUSIVE EMPLOYMENT WITH DETAILS. During the term, Employee shall not be employed by, or seek any employment with (except after September 30, 1998; if anticipating leaving Details on expiration of this agreement), any person (including, without limitation, any individual, corporation, business association, partnership or other entity) other than Details.

               A. EMPLOYEE ACKNOWLEDGEMENTS. Employee hereby expressly acknowledges and agrees that he has received training and experience at Details which has enabled him to become a special uniquely talented engineer manager in the printed circuit board business, possessing special capabilities and knowledge relating to specific customer requirements in coordination with Details' high speed turn around, high margin, superior quality product and high volume output operation. Employee further acknowledges (i) the quick turn-around printed circuit board production business is a small fraction of the electronic component business, and even of the overall printed circuit board production portion thereof, (ii) that a material portion of the consideration being committed to by Details hereunder for the term hereof relates to the value of Employee's exclusive employment with Details and nonemployment with others, and
(iii) the loss of such talents to another printed circuit

Employee shall be given written notice of the nature of such breach and the requirements for cure thereof, and Employee shall immediately cure same, or if it cannot immediately be cured, shall immediately commence and diligently pursue to completion such cure, which may require reimbursement of losses arising from such breach to Details. Should such cure not be so effected, or should such breach recur thereafter, Employee shall be discharged.

          B. INCAPACITY. The inability to perform the obligations of employee under this agreement due to death, injury, disease, mental illness or other disability, which shall continue for a period of 90 days, or which, in the aggregate shall involve 120 days in the preceding twelve month period.

          C. DISHONESTY. (i) As determined by the Board in good faith based upon substantial evidence, any of the following whether or not actual criminal prosecution or conviction arises therefrom: (a) perpetration of, or attempt to perpetrate, any fraud, embezzlement or theft with respect to Details, or any of its shareholders, directors, personnel, vendors or customers, or (b) perpetration of any conduct involving moral turpitude, or (ii) conviction of any misdemeanor where imprisonment results, or (iii) conviction of any felony, or of any misdemeanor originally charged as a felony, whether or not imprisonment results.

          D. DISCRIMINATORY/SEXUAL MISCONDUCT. As involves personnel, vendors, and customers of Details, any conduct involving (i) unlawful discrimination based on age, gender, race national origin, or religion; and/or (ii) unlawful sexual harassment.

     9. VACATIONS AND BENEFITS. Employee shall be entitled to benefits generally available to Details full time personnel, such as participation in heath care plans and similar benefit plans, including vacation and sick pay entitlements for salaried employees, vehicle use or allowances, and reimbursement of reasonable expenses incurred in the discharge of Employee's obligations hereunder.

compensation under this agreement shall cease, and (ii) Employee shall return all property of Details within 24 hours following such termination, including without limitation all Confidential Information and Proprietary Rights.

          A. BREACH. Any failure or refusal to comply in good faith with the obligations of employee under this agreement. In the event such breach is, in the sole determination of the Board of Directors, of a type which is not irreparable and which has not diminished the reputation of Details or the morale of its employees, Employee shall be given written notice of the nature of such breach and the requirements for cure thereof, and Employee shall immediately cure same, or it cannot immediately be cured, shall immediately commence and diligently pursue to completion such cure, which may require reimbursement of losses arising from such breach to Details. Should such cure not be so effected, or should such breach recur thereafter, Employee shall be discharged.

          B. INCAPACITY. The inability to perform the obligations of employee under this agreement due to death, injury, disease, mental illness or other disability, which shall continue for a period of 90 days, or which, in the aggregate shall involve 120 days in the preceding twelve month period.

          C. DISHONESTY. (i) As determined by the Board in good faith based upon substantial evidence, any of the following whether or not actual criminal prosecution or conviction arises therefrom: (a) perpetration of, or attempt to perpetrate, any fraud, embezzlement or theft with respect to Details, or any of its shareholders, directors, personnel, vendors or customers, or (b) perpetration of any conduct involving moral turpitude, or (ii) conviction of any misdemeanor where imprisonment results, or (iii) conviction of any felony, or of any misdemeanor originally charged as a felony, whether or not imprisonment results.

          D. DISCRIMINATORY/SEXUAL MISCONDUCT. As involves personnel, vendors, and customers of Details, any conduct involving (i) unlawful discrimination based on age, gender, race, national origin, or religion; and/or (ii) unlawful sexual harassment.

     9. VACATIONS AND BENEFITS. Employee shall be entitled to benefits generally available to Details full time personnel, such as participation in health care plans and similar benefit plans, including vacation and sick pay entitlements for salaried employees, vehicle use or allowances, and reimbursement of reasonable expenses incurred in the discharge of Employee's obligations hereunder.

     10. INUREMENT. This agreement shall be binding upon and inure to the benefit of the parties, and their successors, assigns and personal representatives.

     11. ASSIGNMENT. Employee may not assign this agreement or any interest therein. Details may assign this agreement to any entity which shall assume all of the obligations of Details hereunder, provided that either (i) Details shall own a majority of the voting securities of such entity, or (ii) such entity has purchased a majority of the assets of Details.

     12. NOTICES. Any notices required or permitted under this agreement shall be in writing and shall be deemed delivered to (i) Employee when (a) personally handed to Employee, whether at Details or elsewhere, or (b) two days following depositing same in the United States Mail, postage prepaid, certified mail return receipt requested, addressed to Employee at Employee's home address as from time to time contained in the personnel records of Details, or (ii) Details, when (a) personally handed to the Chairman and/or Chief Executive Officer, or (b) two days following depositing same in the United States Mail, postage prepaid, certified mail return receipt requested, addressed to the Chairman and/or Chief Executive Officer of Details, at the then applicable address for the administrative offices of Details.

     13. INTEGRATION. This agreement, together with the 1995 Plan, contain the entire understanding of the parties relating to the subject matter hereof, and shall supersede all other written and oral prior and contemporaneous promises and agreements.

     14. APPLICABLE LAW AND INTERPRETATION. This agreement is made in the State of California, and California law shall govern its interpretation. The provisions of this agreement where negotiated by the parties and/or their representatives and shall be construed in accordance with their fair meaning and intent, and not against either party generally as drafter.

     15. ENFORCEMENT. Should legal action between the parties be necessary or appropriate to enforce any of the provisions hereof, the prevailing party shall be entitled to recover reasonable attorneys fees, whether or not such action proceeds to a final judgement.

     16. SEVERABILITY. If any of the provisions of this agreement, as applied to a particular party or circumstance, shall be found by a court with proper jurisdiction to be void or unenforceable, such finding shall not affect the provision in any other application, or the validity or enforceability of other provisions hereof.

     17. AMENDMENTS. Any amendment to this agreement must be in writing and signed by each of the parties to be valid, and any purported amendment not meeting the requirements of this section shall be without force or effect.

          IN WITNESS WHEREOF, this agreement is executed as of the day and year first above written.


EMPLOYEE:                               DETAILS, INC.


/s/ Terry L. Wright                     by /s/ James I. Swenson CEO
-----------------------                   -------------------------
    TERRY L. WRIGHT                       JAMES I. SWENSON,
                                          CHAIRMAN AND
                                          CHIEF EXECUTIVE OFFICER

                                AMENDMENT NO. 1
                                      TO
             EMPLOYMENT AGREEMENT AND INCENTIVE COMPENSATION PLAN


        This Amendment No. 1 to the Employment Agreement and Incentive Compensation Plan is made as of October 28, 1997, between Details, Inc., a California corporation ("Details"), and Terry Wright ("Employee") with respect to the following recitals of facts:

                                   RECITALS

        A.  Employee is presently an employee of Details.

        B. Details and Employee entered into an Employment Agreement and Incentive Compensation Plan on September 1, 1997 (the "Agreement") which provided the terms of employment and a plan of compensation for Employee. Capitalized terms used herein shall have the meanings set forth in the Agreement, unless otherwise provided herein.

        C. On October 28, 1997, Details entered into an Amended and Restated Recapitalization Agreement (the "Recapitalization Agreement") pursuant to which it will exchange its capital stock for certain consideration on the closing date (the "Closing Date"). Employee is a stockholder and optionholder of Details and will derive substantial personal economic benefit from the consummation of the transaction contemplated by the Recapitalization Agreement.

        D. The Recapitalization Agreement contemplates that the parties hereto execute this Agreement.

        E. Details and Employee desire by this amendment to provide for the continued employment and to extend the term of the employment of the Employee on the terms contained in the Agreement as amended hereby.

        NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions hereinafter set forth, the parties agree as follows:

        1. CONTINUED EMPLOYMENT OF EMPLOYEE. On and subject to the terms and conditions set forth in the Agreement as amended hereby (the "Amended Agreement"), Details hereby offers to Employee and Employee hereby accepts continued employment with Details as Vice President-Engineering. In the event of a conflict between any provision of this Amended Agreement and the Agreement, the provisions of the Amended Agreement shall control.

2. TERM. This Amended Agreement shall cover the term commencing on the Closing Date and ending three calendar years from the Closing Date (the "Expiration Date").

3. COMPENSATION. The Base Salary for fiscal years 1997, 1998 and 1999 shall be $140,000, $155,000 and $170,000, respectively. The Base Salary for each year on or after January 1, 2000 covered by the Amended Agreement will be established by Details at a level that is at least as high as the Base Salary for 1999.

    The Additional Compensation shall be calculated according to the table set forth on Schedule 1 hereto and shall be based on the following EBITDA targets ("Target EBITDA") (rather that Gross Profit or any other measuring device or indicator).


                                                Target
                        Fiscal Year             EBITDA
                        -----------             ------
                                                (In Millions)
                           1997                 $ 33,396
                           1998                 $ 37,571
                           1999                 $ 42,267


    For purposes of this Agreement, EBITDA is defined in accordance with the definition of Consolidated EBITDA in the Senior Credit Agreement dated October 27, 1997.

    After the preparation and finalization of the financial statements reflecting the first six months of each fiscal year ("Six Month Financials"), Details shall pay the Employee an advance on the Additional Compensation, if any, payable to the Employee for such fiscal year (the "Advance").

    The Advance shall equal seventy-five percent (75%) of fifty percent (50%) of the Target Additional Compensation (i.e., the Additional Compensation that Details expects to pay Employee at fiscal year end based on Detail's good faith estimate of Details' EBITDA for such fiscal year).

    If the Additional Compensation for the fiscal year is less than the amount of the Advance paid to the Employee in such fiscal year, then the amount of Additional Compensation to which the Employee would otherwise be entitled in subsequent periods shall first be applied to eliminate such short shortfall.

4. NONCOMPETITION. The parties hereby reaffirm the section of the Agreement entitled "Noncompetition" (the "Noncompetition Section"). The

     Employee further agrees that the restrictions contained in the Noncompetition Section on his activities during and after his employment are necessary to protect the goodwill, confidential information and other legitimate interests of Details and its Affiliates.

     Section 7(b) of the Agreement is hereby amended by deleting the reference therein to "December 31, 1998" and substituting therefor a reference to "the Expiration Date."

5. DISCHARGE FOR CAUSE. The parties hereto hereby reaffirm the section of the Agreement entitled "Discharge for Cause." The parties hereto further agree that the following causes shall constitute the only causes for which the Employee may be discharged.

             a. BREACH. Any failure or refusal to comply in good faith with the obligations of the Employee under the Amended Agreement, which failure shall, in the sole determination of the Board of Directors, constitute gross neglect by the Employee or result from the willful misconduct of the Employee.

             b. DISHONESTY. As determined by the Board of Directors based upon substantial evidence, any of the following whether or not actual criminal prosecution or conviction arises therefrom: (a) perpetration of, or attempt to perpetrate, any fraud, embezzlement or theft with respect to Details, or any of its subsidiaries, shareholders, directors, personnel, vendors or customers, or (b) conviction of any felony, or of any misdemeanor originally charged as a felony, whether or not imprisonment results.

6. LIFE INSURANCE. Details agrees to use its reasonable efforts to procure a term life insurance policy in the amount of one million dollars ($1,000,000) on the life of the Employee, provided that the Employee presents typical underwriting risks for a non-smoker in good health who is Employee's age and that the Employee cooperates in Details' efforts to procure such policy. Details will pay the premiums for such policy for the period beginning on the date such policy is procured and ending on the earlier of (i) the Expiration Date or (ii) the date Employee ceases to be an employee of Details.

7. DISABILITY. Details may terminate the Employee's employment upon notice to the Employee in the event the Employee becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to preform substantially all of his duties and responsibilities under the Amended Agreement for a period of ninety (90) consecutive calendar days or for an aggregate of one hundred eighty (180) days during any period of three hundred sixty-five (365) consecutive calendar days. In the event of a termination pursuant to the preceding sentence, Details shall continue to pay to the Employee the Base Salary payable to the Employee pursuant to the Amended Agreement for a period of up to one calendar year from the date of such disability, such Base Salary to be payable in such installments as the Base Salary is paid him under the terms of the Amended Agreement, provided however if the Employee is eligible to receive disability payments under a long-term disability plan adopted by Details, such payments of the Employee's Base Salary shall cease.

8. STOCK AWARD. Details will award Employee 993.0454 shares of Class A-5 Common Stock on the Closing Date, which shares will be duly authorized, fully-paid and non-assessable.

9. BONUS. In addition to any other compensation to which Employee is entitled, on the date on which Employee ceases to be the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of any shares of capital stock of Details, Details will pay to Employee, whether or not he continues to be an employee at such time, an amount equal to $227,719.73. The provisions of this Section 9 shall survive the Expiration Date.

10. ENFORCEMENT. In the event that any provision of this Amended Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

               [Remainder of this page intentionally left blank]

                                                            Employment Agreement
                                                            October 28, 1997

     IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

EMPLOYEE                      DETAILS, INC.

/s/ Terry L. Wright           By    /s/ Lee W. Muse, Jr.
-------------------------       ---------------------------------
Terry L. Wright                     Lee W. Muse, Jr.

                                  SCHEDULE 1
                                  ----------
                              to Amendment No. 1
                         to Employment Agreement and
                         Incentive Compensation Plan



           The Additional Compensation for each year shall be determined by the following methodology. EBITDA of each year shall be divided by the Target EBITDA for that year. The resulting fraction (expressed as a percentage) is the "EBITDA Percentage". The amount of the Additional Compensation for each year is a function of the EBITDA Percentage for that year as set forth on the table below:

--------------------------------------------------------------------------------
        If the EBITDA                     The Additional Compensation
       Percentage is:                       in each year shall equal:
--------------------------------------------------------------------------------
                                        1997            1998           1999
                                     -------------------------------------------
Below 90%                               -0-             -0-             -0-
--------------------------------------------------------------------------------
Between 90% and below 95%             $4,746           $35,000         $38,387
--------------------------------------------------------------------------------
95%                                   $9,492           $70,000         $76,774
--------------------------------------------------------------------------------
100%                                 $14,238          $105,000        $115,161
--------------------------------------------------------------------------------
105%                                 $17,390          $128,250        $140,661
--------------------------------------------------------------------------------
110%                                 $20,543          $151,500        $166,161
--------------------------------------------------------------------------------
115%                                 $23,695          $174,750        $191,661
--------------------------------------------------------------------------------
120%                                 $26,848          $198,000        $217,161
--------------------------------------------------------------------------------

For an EBITDA Percentage that exceeds 95%, Additional Compensation will be determined from the foregoing table by linear interpolation based upon the actual EBITDA Percentage. For an EBITDA Percentage that exceeds 120%, Additional Compensation will be determined from the foregoing table by linear extrapolation.

                                                                  [Terry Wright]